Filed by Snap-on Incorporated
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No. 333-139863

SNAP-ON INCORPORATED
FRANCHISED DEALER STOCK OWNERSHIP PLAN
Helpful Hints

•                                          Eligibility: All Franchised Dealers located in the United States or Canada.

•                                          IF YOU ARE NOT AN ACTIVE PARTICIPANT IN THE CURRENT PLAN, you must call Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), the Plan’s recordkeeper, to enroll during the open-enrollment period beginning May 15th, and ending June 1st. The toll-free number is 1-800-311-5259.

•                                          The Plan Year starts on May 15th, and ends on May 14th of the following year. If you are an active participant in the current Plan, your participation will automatically continue through subsequent Plan years until you elect, in writing, to withdraw.

•                                          Under the provisions of the Plan, the stock must be registered in the Franchised Dealer’s name (or the name of the corporate entity). The Franchised Dealer name will be used unless you contact your Regional Customer Service Center (RCSC) and furnish them with the incorporated name and Federal Tax ID Number. If you wish to have the stock issued in the name of Joint Tenancy, you should direct your request to the issuing transfer agent, Computershare by calling 1-800-311-5259 and asking to speak to a representative.

•                                          The Purchase price will be the lower of the market value on May 15th, or the following May 14th (or the next business day after May 14th if May 14th is not a business day) of the Plan year.

•                                          The Plan allows participants to purchase the lessor of 3,000 shares or $25,000 USD worth of stock, annually.

•                                          There are 11 monthly charges made beginning with June 1st. This monthly charge will appear on the dealer invoice the first accounting week of each month. A minimum deduction amount of $1.00 per month is required to remain in the Plan. Cash contributions are not allowed. In order to be reimbursed any funds deducted, you must withdraw from the Plan.

•                                          A Franchised Dealer may increase or decrease his/her deduction, or withdraw completely from the Plan at any time during the Plan Year. You may contact your RCSC for Change and Withdrawal Forms. Upon completion of the form, please return it to the RCSC for processing.

•                                          You must be an active Franchised Dealer located in the United States or Canada to participate in the Plan. In the event of any termination of the Franchised Dealer’s relationship with the Company (including death) before the end of the Plan Year, the amount credited to the Franchised Dealer’s account will be refunded to the Franchised Dealer or his or her estate by either a credit to the dealer statement or a check.

•                                          Stock purchases will be made as soon as administratively possible following the end of the Plan Year. The stock purchased each Plan Year will be credited on your behalf to a book entry accounting system unless/until you request delivery of the certificate. This account will automatically default to dividend reinvestment.

Snap-on Incorporated has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Snap-on Incorporated will arrange to send you the prospectus and the prospectus supplement if you request them by calling Investor Relations at 1-262-656-5200.

Refer to the Plan document for a complete description of the Plan.